Exhibit 99.1

FOR IMMEDIATE RELEASE

Xethanol Announces Receipt of Grant for
Citrus Waste to Cellulosic Ethanol Production

New York, NY, January 25, 2007 -- Xethanol Corporation (AMEX: XNL), a renewable energy company, today announced that its subsidiary Southeast Biofuels LLC has received a $500,000 grant from the Florida Department of Agriculture and Consumer Services. Xethanol will use the grant to expand its work on converting waste to energy, using citrus waste as the raw material and converting it into cellulosic ethanol.

Xethanol plans to build a demonstration plant for converting citrus peel waste into ethanol. The company is negotiating an agreement to locate the plant at an existing citrus facility in Florida owned by one of the largest citrus processors in the state. The planned cost for the two-year build-out of the demonstration plant is approximately $5.9 million.

David Ames, President and CEO of Xethanol commented, “We are delighted to have received the grant from the Florida Department of Agriculture and Consumer Services, which we believe validates our research efforts to convert waste to energy.” Mr. Ames added, “Xethanol is extremely enthusiastic to take this project forward with the USDA and the state of Florida.”

About Xethanol Corporation

Xethanol Corporation is a renewable energy company focused on alternate energy products and technologies as well as producing ethanol and other co-products. For more information about Xethanol, please visit its website at http://www.xethanol.com.

Forward Looking Statements

Some of the statements made in this press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s current expectations and include known and unknown risks, uncertainties and other factors, many of which the company is unable to predict or control, that may cause the company’s actual results or performance to differ materially from any future results or performance expressed or implied by such forward-looking statements. These statements involve risks and uncertainties, including risks and uncertainties associated with obtaining the grant described and building a demonstration plant for converting citrus peel waste into ethanol, such as construction costs and delays and the implementation of new technology on a larger scale in a pilot plant. These risks and uncertainties are in addition to other factors detailed from time to time in the company’s filings with the SEC, including the section entitled “Risk Factors” in its annual report on Form 10-KSB for the year ended December 31, 2006, as amended. The company cautions investors that any forward-looking statements made by the company are not necessarily indicative of future performance. The company is not responsible for updating the information contained in this press release beyond the published date, or for changes made to this document by wire services or Internet services.

Investor Contact:

ICR
Kathleen Heaney
203-803-3585
ir@xethanol.com